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                             DISTRIBUTION AGREEMENT

                                February __, 1999



Counsellors Securities Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Sirs:

            This is to confirm that Counsellors Securities Inc. shall be the distributor of shares of beneficial interest, par value $.001 per share, issued by the Emerging Growth Portfolio of Warburg, Pincus Trust (the "Trust") under terms of the Distribution Agreement between the Trust and Counsellors Securities Inc., dated June 20, 1995.

            Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                          Very truly yours,
                                          WARBURG, PINCUS TRUST


                                          By:  _________________________________
                                               Name:
                                               Title:


Accepted:


COUNSELLORS SECURITIES INC.


By:  ______________________
     Name:
     Title: